Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 6, 2024, except for the third paragraph of Note 14, as to which the date is March 21, 2024, with respect to the financial statements of Boundless Bio, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

March 21, 2024